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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Prandium, Inc. Announces the Completion of El Torito Sale, Irvine, California, June 28, 2000 - Prandium, Inc. (OTCBB: PDIM) announced today that it has completed the sale of its El Torito Restaurant Division to Acapulco Acquisition Corp. of Long Beach, California.

Under the terms of the sale, Prandium received, subject to certain post closing adjustments based on a closing balance sheet, net cash proceeds of $114.7 million. Prandium expects to record a pretax gain and positive earnings per share in the third quarter of fiscal 2000 as a result of this transaction. A portion of the net cash proceeds from the sale were used to repay certain indebtedness. Additional alternative uses of the remaining net cash proceeds are being explored by Prandium.

This press release contains certain forward-looking statements and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Prandium, Inc., its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the continuing development of successful marketing strategies for each of the Company's concepts; the effect of national and regional economic conditions; the ability of Prandium to satisfy its debt obligations; the availability of adequate working capital; competitive products and pricing; changes in legislation; demographic changes; the ability to attract and retain qualified personnel; changes in business strategy or development plans; business disruptions; changes in consumer preferences, tastes and eating habits; and increases in food and labor costs. These risk factors and others are discussed from time to time in the periodic reports and filings of Prandium, Inc. with the Securities and Exchange Commission, including but not limited to its Form 10-Ks and Form 10-Qs.

Prandium operates a portfolio of full-service and fast-casual restaurants in the United States and also licenses its concepts outside the United States. Prandium, Inc. is located at 18831 Von Karman Avenue, Irvine, CA 92612. To contact the company call (949) 757-7900, or the toll-free investor information line at (888) 288-PRAN, or link to www.prandium.com. Address email to invest@prandium.com.

Prandium, Chi-Chi's, Hamburger Hamlet and Koo Koo Roo are registered trademarks or service marks of their respective holders. (c)Prandium, Inc. 2000. All rights reserved.

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